KathleneCarney+Associates

Public Relations                         1926 Castle Drive
Specializing in                         Petaluma, CA  94954
Media Exposure                         707-765-1234 Fax: 707-765-0186


May 16, 2000

Guy Brooks
Greatest Escapes Publishing
5255 Gulf Place
West Vancouver, B.C. Canada V7W 2V9

Dear Guy,

This letter is to confirm our agreement that you have retained Kathlene Carney+Associates as a public relations firm to promote Literary Trips:
Following in the Footsteps of Fame (Greatest Escapes, Sept. 2000) for the period of June 1-Sept. 30, 2000. This appointment becomes effective upon signing this letter and receipt of first payment and may be canceled by either party upon receipt of thirty days written notice.

PUBLICITY CAMPAIGN

June 2000

We will submit press materials and books to book review and travel editors at print media with long leads including:

National and Regional Magazines
     Travel (Travel & Leisure, Conde Nast Traveler, Sojourns, etc.)
     Book Trades and Literary Review (Publishers Weekly, Kirkus Reviews, Library Journals, etc.)
     History & Preservation (Preservation, Reminisce, etc.)
     Airline Inflights (Hemispheres, etc.)
     General Interest and News (Newsweek, Time, Parade, etc.)
     Men's, Women's and Seniors' Magazines (Men's Journal, Esquire, Harper's
        Bazaar, Modern Maturity, etc.)
     Regional (Magazines in each U.S. region featured in the book.)

Newspapers
     Major papers with long leads (New York Times Book Review, Washington Post Book Review, Los Angeles Times Book Review, etc.)

The client will provide a press release so we can hit the ground running and Carney+Associates will develop additional press materials as necessary. Carney+Associates will follow-up with key publications by telephone, fax, and email to ascertain interest and discuss coverage.


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July-September 2000

We will send press materials and books (where appropriate) to print and electronic media with shorter leads including:

     Newspapers: Book review and travel editors at major daily newspapers in the top 20 U.S. markets and Canada, including the markets where the "Literary Trips" writers reside.

     TV and Radio: Appropriate national, syndicated, and regional literary and travel radio and TV shows. Including markets where the "Literary Trips" writers reside.

We will continue to follow-up with key media contacts by phone, fax, or email.

FEES:

Our fee for this campaign is $6000, plus expenses (telephone, postage & shipping, copies, fax, etc.). The fee is due in four monthly installments of $1500 each, beginning June 1, 2000 and continuing through September 1, 2000. Invoices will be sent on the 15th of each month for the next fee installment and accrued expenses.

In the event of delinquency, work will be suspended until receipt of payment, and any delay caused by late payments is wholly the responsibility of the client. A 1-1/2% monthly service charge will be applied to all delinquent accounts.

As is traditional in public relations, the client agrees to indemnify and hold harmless Kathlene Carney+Associates and any of our subcontractors against and from all losses, claims, damages, expenses or liabilities which may incur based on information, representations, reports or data you furnish us, to the extent that such material is prepared, approved, used and/or distributed by us.

As is also standard in public relations, our services are limited to the faithful representation of our clients and the conscientious effort toward securing media interviews. Publicists can not guarantee any specific media placements, nor can we be legally responsible for how anyone is represented or portrayed in the media.

If this looks amenable to you, pleas sign below and fax a copy back to me. I appreciate the opportunity to work with you to promote Literary Trips: Following in the Footsteps of Fame and I look forward to a successful campaign!

Sincerely,

/s/ Kathlene Carney
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Kathlene Carney


/s/ [ILLEGIBLE]                                              May 19, 2000
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Signature                                              Date


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